Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

IBIO, INC.

(a Delaware Corporation)

The undersigned, Martin Brenner, hereby certifies that:

1.He is the Chief Executive Officer and Chief Scientific Officer of iBio, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by the Board of Directors of the Corporation to execute this instrument.

2.The Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on April 17, 2008 under the name of “iBioPharma, Inc.,” filed a Certificate of Merger with the Delaware Secretary of State on July 25, 2008, merging the Corporation with InB:Biotechnologies, Inc., with iBioPharma, Inc. as the surviving corporation, filed a Certificate of Ownership and Merger with the Delaware Secretary of State of the State of Delaware on August 10, 2009, changing the name of the Corporation from “iBioPharma, Inc.” to “iBio, Inc.,” and filed a Certificate of Amendment of the Certificate of Incorporation with the Delaware Secretary of State on December 10, 2010, filed a Certificate of Amendment of the Certificate of Incorporation with the Delaware Secretary of State on December 18, 2013, filed a Certificate of Designation with the Delaware Secretary of State on February 23, 2017, filed a Certificate of Amendment of the Certificate of Incorporation with the Delaware Secretary of State on December 20, 2017, filed a Certificate of Amendment of the Certificate of Incorporation with the Delaware Secretary of State on June 8, 2018, filed a Certificate of Designation, Preferences, Rights and Limitations of the Series A Convertible Preferred Stock with the Delaware Secretary of State on June 22, 2018, filed a Certificate of Designation, Preferences Rights and Limitations of the Series B Convertible Preferred Stock with the Delaware Secretary of State on June 22, 2018, filed a Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock with the Delaware Secretary of State on October 28, 2019, filed a Certificate of Designation of Preferences, Rights and Limitations of Series 2022 Convertible Preferred Stock with the Delaware Secretary of State on May 9, 2022, filed a Certificate of Amendment of the Certificate of Incorporation with the Delaware Secretary of State on October 7, 2022, and filed a Certificate of Amendment of the Certificate of Incorporation with the Delaware Secretary of State on November 28, 2023 (collectively, the “Certificate of Incorporation”).

3.This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by the stockholders of the Corporation at a meeting in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.The first sentence of Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

“The total number of shares which the Corporation shall have authority to issue is 501,000,000 shares of capital stock consisting of 500,000,000 shares of common stock, $0.001 par value per share (“Common Stock”) and 1,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).”

5.The foregoing amendment shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 16th day of October, 2026.

By:	/s/ Martin Brenner
Name:	Martin Brenner
Title:	Chief Executive Officer and Chief Scientific Officer